Exhibit 107

Calculation of Filing Fee Tables

FORM F-3

(Form Type)

Vision Marine Technologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of registrant’s name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)		Maximum Aggregate Offering Price(2)		Fee Rate		Amount of Registration Fee(2)
Newly Registered Securities
Fees to Be Paid
	Equity	Common shares, no par value
	Equity	Preferred shares, no par value
	Other	Warrants
	Other	Units
	Unallocated (Universal) Shelf	-	Rule 457(o)				$50,000,000			$0.00011020	$5,510
Fees Previously Paid	-	-	-	-	-	-		-			-
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$50,000,000				$5,510
	Total Fees Previously Paid										-
	Total Fee Offsets										$-
	Net Fee Due										$5,510

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered also include such indeterminate number of securities as may be issued upon exercise, conversion or exchange of other securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.
(2)	The proposed maximum aggregate offering price has been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act and reflects the maximum offering price of securities registered hereunder.